EXHIBIT 99.1
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PRESS RELEASE
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Lifeway Foods Reports Record Second Quarter, and Six Months Sales
Tuesday July 5, 4:00 pm ET



- Sales for 2nd Quarter 2005 Rose 27%


- Expanded Non Perishable Product Line


- Full 2nd Quarter results and Earnings scheduled for August 15, 2005



MORTON GROVE, Ill., July 5 /PRNewswire-FirstCall/ -- Lifeway Foods, Inc. (Nasdaq: LWAY - News) announced its revenue results for the second quarter 2005, and six-months ended June 30, 2005.

For the second quarter ended June 30, 2005, Lifeway Foods sales increased 27% to $5,069,900 from $4,002,093 during the same period a year ago. For the six months period ended June 30, 2005, sales rose 23% to $9,726,760, compared to $7,937,172 for the same period in 2004.

Julie Smolyansky, Lifeway's CEO, commented, "We are extremely pleased with our second quarter sales results. Our growth shows the continuing acceptance and recognition of our kefir beverages, and the probiotic markets as a whole, in both the health food segment and the mass market. We continue to see numerous positive inquiries from some of the nation's largest retailers. These factors give us a very confident feeling for our prospects in the second half of the year."

In addition, Lifeway has expanded its product line to include more nonperishable food items. "Now that we have a new, larger distribution and storage facility, we can take advantage of our strong delivery system in Chicago to expand our product offerings. These items, which will go directly on our existing routes, automatically add value to our bottom line," said company CFO, Edward Smolyansky.


About Lifeway Foods, Inc.
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Lifeway, named as Forbes' 38th best small business and Fortune Small Business'
47th Fastest Growing Small Business, is America's leading supplier of the cultured dairy product known as kefir. Kefir is a dairy beverage that contains ten types of "friendly," active probiotic cultures. While most regular yogurt only contains two or three of these cultures, Lifeway kefir products offer more nutritional benefits. Lifeway offers 12 different flavors of its Kefir beverage, Organic Kefir and SoyTreat (a soy based kefir). Lifeway also produces a line of products marketed in US Hispanic communities, called La Fruta Drinkable Yogurt (yogurt drinks distinct from kefir). In addition to its line of Kefir products, the company produces a variety of cheese products and recently introduced a line of organic pudding called It's Pudding!.


For more information, contact Lifeway Foods, Inc. at (847) 967-1010 or e-mail at info@lifeway.net and visit http://www.lifeway.net.

This news release contains forward-looking statements. Investors are cautioned that actual results may differ materially from such forward-looking statements. Forward-looking statements involve risks and uncertainties including, but not limited to, competitive pressures and other important factors detailed in the Company's reports filed with the Securities and Exchange Commission.